EXHIBIT 10.01

SECOND AMENDMENT TO LEASE AGREEMENT

(GLU – Kirkland, Washington)

This SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated for reference purposes as of this 9th day of August, 2012, is made by and between Glu Mobile Inc., a Delaware corporation (“Tenant”), and Marymoor Warehouse Associates LLC, a Washington limited liability company (“Landlord”) (Landlord and Tenant are referred to herein collectively as the “Parties”), and amends that certain Lease dated November 5, 2007, as amended by that certain Amendment to Lease Number 1 dated June 1, 2012 (“Amendment 1”) (collectively the “Lease”), entered into by Tenant or its predecessors-in-interest and Landlord and its predecessors-in-interest, for approximately 54,453 square feet located in the building commonly known as 12421 Willows Road NE, Kirkland, Washington 98034 (Tenant’s 54,453 square feet, the “Premises”) (the entire building, the “Property”). Capitalized words used herein but not defined shall have the meanings ascribed to them in the Lease.

RECITALS

A. Landlord is under contract to sell the Property to Icom America, Inc., a Washington corporation (“Icom”) on or before August 31, 2012 (“Closing Date”).

B. So long as the sale of the Property to Icom closes on or about the Closing Date and the Lease is assigned to Icom, the Lease shall be amended to provide for the termination of such Lease on September 30, 2013, to extinguish Tenant’s renewal rights therein, and to amend certain other provisions of the Lease as set forth herein.

Accordingly, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Lease is and shall be amended and Landlord and Tenant hereby agree as follows:

AGREEMENT

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment.

2. Condition Precedent (Icom Sale); Effective Date. The effectiveness of this Amendment shall be conditioned on the closing of the sale of the Property to Icom on or about the Closing Date and an assignment of the Lease to Icom, and the recording of the deed conveying title to the Property to Icom (the “Icom Deed”) in the public records of King County, Washington. If the foregoing conditions precedent are not satisfied on or prior to September 10, 2012, then this Amendment shall be null and void.

3. Lease Termination Date. Section 1(c) of the Lease is hereby amended in its entirety to provide as follows:

“c. Lease Termination Date. The Lease shall terminate at 11:59:59 p.m. on September 30, 2013 (the “Termination Date”).”

4. Tenant’s Termination and Renewal Options Extinguished; Tenant’s Holdover Rights Extinguished. Section 3(c) and Section 3(d) of the Lease, which in the Initial Lease provided Tenant with certain termination and renewal options, are hereby deleted in their entirety. Landlord hereby waives any right to any termination payment set forth in Section 3(c). Section 25 of the Lease, which in the Initial Lease provided Tenant with certain holdover rights, is hereby deleted in its entirety. Tenant shall have no right or option whatsoever to renew or extend the term of the Lease, or remain in the Premises after the Termination Date.

5. Base Rent. Those portions of Section 1(d) of the Lease related to amounts of Base Rent for any month after the Termination Date, specifically Base Rent applicable from months 66 through 90 are hereby deleted; provided that Tenant shall pay Base Rent through month 65 in accordance with the Lease (e.g., for the last month of the Term, the Base Rent shall be $19.50 per square foot per year).

6. Representations and Warranties. Tenant and Landlord each hereby represent and warrant to each other and to Icom, as follows:

(a) Each Party has the power and authority to enter into this Amendment and the person signing on each Party’s behalf has full authority to do so;

(b) Landlord is the sole successor in interest to the landlord’s interest established in the Lease. Landlord does hereby, and has full legal authority to, bind landlord’s entire interest under the Lease without further consent, approval, or execution by any other person or legal entity, including but not limited to Willows Run Investments, LLC and Mastro Willows 2, LLC (collectively, the “Predecessor Landlords”);

(c) Upon Icom’s purchase of the Premises, and the subsequent termination of the Lease as provided in Section 3 hereof, no Party hereto, nor any Predecessor Landlord, will have any further right, title, or interest in the Premises or the Property pursuant to the Lease.

Icom shall be entitled to rely on the Parties’ representations and warranties in this Section 6 as a third party beneficiary to this Amendment.

7. Effect of Amendment; Ratification. The Lease as amended herein is hereby ratified and confirmed by the Parties to be in full force and effect, binding upon and inure to the benefit of the successors and assigns of each Party hereto.

8. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

9. Counterparts. This Amendment may be executed and acknowledged in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:	Marymoor Warehouse Associates, LLC a Washington limited liability company

	By:	/s/ Jerry Harbottle
Name: Jerry Harbottle
Title: Acting Managing Member

TENANT:	Glu Mobile Inc. a Delaware corporation

	By:	/s/ Eric R. Ludwig
Name: Eric R. Ludwig
Title: EVP and CFO

LANDLORD ACKNOWLEDGMENT

STATE OF Washington	)
) ss.:
COUNTY OF King	)

On this 9th day of August, 2012, before me, a Notary Public in and for the State of Washington personally appeared Jerry Harbottle personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he was authorized to execute the instrument, and acknowledged it as the Acting Managing Member of Marymoor Warehouse Associates, LLC, a Washington limited liability company, to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.

In Witness Whereof I have hereunder set my hand and affixed my official seal the day and year first above written.

/s/ Erin L. Latta
[Notary Seal Imprinted Here]	Name Printed: Erin L. Latta
Notary Public in and for the State of Washington residing at Bellevue, WA
My commission expires: 1/29/2016

ACKNOWLEDGMENT

STATE OF California

COUNTY OF San Francisco )

On August 9, 2012 before me,             Constantin Munteanu, Notary Public

                             (insert name and title of the officer)

personally appeared         Eric Robert Ludwig         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/~~are~~ subscribed to the within instrument and acknowledged to me that he/~~she/they~~ executed the same in his/~~her/their~~ authorized capacity(ies), and that by his/~~her/their~~ signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY of PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.                                                                  [Notary Seal Imprinted Here]

Signature             /s/ Constantin Munteanu                                             (Seal)

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